Exhibit 99.1

Contact:

William A. Hockett

Exec.VP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

MYRIAD GENETICS REPORTS RESULTS FOR SECOND

QUARTER OF FISCAL 2008

- Molecular Diagnostics Revenues Increase 55%, Gross Profits Up 70% -

Salt Lake City, February 5, 2008 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2008 and the six months ended December 31, 2007.

For the second quarter of fiscal 2008, molecular diagnostics revenue increased by 55%, to $53.1 million, from $34.2 million in the second quarter of fiscal 2007. Molecular diagnostics revenues from first quarter to second quarter of fiscal 2008 grew by 15%.

For the first six months of fiscal 2008, molecular diagnostics revenue was $99.2 million, an increase of 52% from the $65.0 million in the same period last year. This increase in molecular diagnostics revenue reflects strong customer demand for Myriad’s molecular diagnostics products, which we believe is due in part to the demonstrated clinical benefit to patients and the physicians using Myriad’s BRACAnalysis®, COLARIS®, COLARIS AP®, MELARIS® and TheraGuide 5-FU™. In addition, our Direct–to-Consumer Awareness Campaign for BRACAnalysis in the northeastern United States and the expansion of our women’s health sales force have begun to have a significant impact on sales.

“Our second quarter of fiscal 2008 represented a truly outstanding performance by the company and its 900 talented employees,” commented Peter Meldrum, President and CEO of Myriad Genetics, Inc. “Once again, our molecular diagnostics business achieved record revenues and gross profit margins, and as a result, recorded a net operating profit of over $20 million.”

Total revenues for the second quarter of fiscal 2008 were $56.7 million, a 53% increase from $37.1 in the second quarter of fiscal 2007. Total revenues are comprised of molecular diagnostic revenue plus research and other revenue. Research and other revenue increased to $3.6 million in the second quarter of fiscal 2008, from $3.0 million in the second quarter of fiscal 2007, an increase of

Myriad Genetics/2Q Results

23%. The increase in research and other revenue was primarily due to an increase in revenue from a new collaborative project, however, in general the Company continues to focus its research efforts on internal programs to develop molecular diagnostic and therapeutic products and de-emphasize external research collaborations.

Gross profit margins from sales of molecular diagnostics products reached a record 86% in the second quarter, a 10% improvement over the 78% from the same period last year. Improved gross profit margins primarily resulted from the introduction of new technologies and more efficient operating systems. Gross profits from the molecular diagnostics business were $45.4 million for the second quarter of fiscal 2008, a 70% increase from the same period last year.

Research and development expense was $27.3 million for the quarter, compared with $24.8 million for research and development in the same quarter of the prior year. This 10% increase in research and development expense includes costs associated with the 23% growth in research and other revenues, the ongoing investment in the Company’s five clinical therapeutic programs and continued development of the Company’s preclinical drug compounds as they move toward the initiation of human clinical trials.

Selling, general and administrative expense for the second quarter of fiscal 2008 was $30.5 million, compared with $16.2 million from the second quarter of fiscal 2007. This increase was primarily due to sales and marketing expenses to support the Company’s 53% growth in revenues, investment in the Direct-to-Consumer Awareness Campaign and the addition of sales representatives. We anticipate that these investments will benefit future molecular diagnostic revenues.

The net loss for the second quarter of fiscal 2008 was $5.1 million, compared with $8.8 million for the same quarter of fiscal 2007. This decrease was primarily due to the 55% increase in molecular diagnostic revenue. The net loss per share for the second quarter of fiscal 2008 was $0.11, a 50% decrease in loss per share from $0.22 in the same period in fiscal 2007.

As of December 31, 2007, the Company had approximately $303 million in cash, cash equivalents and marketable investment securities. The Company’s marketable investment securities do not include any collateralized mortgage obligations or mortgage-backed securities. The Company has no debt and no convertible securities.

Conference Call and Audio Web Cast

Myriad management will host a conference call today at 10:00 am Eastern time, to discuss these results and other recent Company events. The dial-in number for the conference call will be (888) 589-2820, or (706) 634-2173. Callers will be required to give the conference identification number, 32258334. A replay of the conference call will be available for one week following the call at (800) 642-1687 or (706) 645-9291. The call will also be available audiocast over the internet through a link on Myriad’s home page at www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development and marketing of molecular diagnostics products, and is developing and intends to market therapeutic products in the fields of Alzheimer’s disease, cancer and viral diseases. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

BRACAnalysis®, COLARIS®, COLARIS AP™, Melaris® and TheraGuide 5-FU™ are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that significant increases in the Company’s molecular diagnostics revenue reflect strong customer demand for our molecular diagnostics products due in part to the demonstrated clinical utility of the tests to patients, improved gross profit margins from the introduction of new, more efficient operating systems, continued growth in molecular diagnostic product revenues and potential future growth due to the Company’s increased marketing efforts and sales forces and the continued development of the Company’s clinical and preclinical programs. These forward looking statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the risk that we may be unable to develop or market additional personalized medicine products that may help identify appropriate drug selection and dose; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Myriad Genetics/2Q Results

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Revenues:
Molecular diagnostic revenue	$53,097	$34,175	$99,153	$65,026
Research and other revenue	3,645	2,960	5,855	5,652

Total revenues	56,742	37,135	105,008	70,678
Costs and expenses:
Molecular diagnostic cost of revenue	7,690	7,529	15,026	15,634
Research and development expense	27,306	24,765	53,328	51,010
Selling, general and administrative expense	30,482	16,210	56,970	30,403

Total costs and expenses	65,478	48,504	125,324	97,047

Operating loss	(8,736)	(11,369)	(20,316)	(26,369)
Other income (expense):
Interest income	3,667	2,573	7,523	5,175
Other	2	—	(272)	(27)

	3,669	2,573	7,251	5,148

Net loss	$(5,067)	$(8,796)	$(13,065)	$(21,221)

Basic and diluted loss per share	$(0.11)	$(0.22)	$(0.30)	$(0.53)

Basic and diluted weighted average shares outstanding	44,094	39,808	43,831	39,754

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec. 31, 2007	Jun. 30, 2007
Cash, cash equivalents, and marketable investment securities	$303,453	$308,312
Trade receivables, net	38,468	31,103
Other receivables	2,600	1,348
Prepaid expenses	7,283	2,499
Equipment and leasehold improvements, net	28,812	24,888
Other assets	3,742	3,917

Total assets	$384,358	$372,067
Accounts payable and accrued liabilities	$34,557	$31,321
Deferred revenue	333	383
Stockholders’ equity	349,468	340,363

Total liabilities and stockholders’ equity	$384,358	$372,067